 Filed Under Rule 424(b)(3), Registration Statement No. 333-199914
Pricing Supplement Number 400 Dated Monday, January 11, 2016
(To: Prospectus Dated November 6, 2014 and Prospectus Supplement Dated November 10, 2014)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FYQ3	[]	100%	2.000%	[]	Fixed	3.500%	MONTHLY	01/15/2028	02/15/2016	$2.24	Yes	Senior Unsecured Notes

 Redemption Information: Non-Callable

National Rural Utilities Cooperative Finance Corp
Offering Dates: Monday, January 11, 2016 through Tuesday, January 19, 2016
 Trade Date: Tuesday, January 19, 2016 @12:00 PM ET
 Settlement Date: Friday, January 22, 2016
 Minimum Denomination/Increments:$1,000.00/$1,000.00
 Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: Incapital, LLC, Citigroup, Comerica Securities, J.J.B. Hilliard, W.L.
Lyons, Inc., Wells Fargo

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

    InterNotes® is a registered trademark of Incapital Holdings, LLC. All rights reserved.
National Rural Utilities Cooperative Finance Corp Prospectus Dated November 6, 2014